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                                                                     Exhibit 4.1


                              CONSULTING AGREEMENT

PARTIES

     This agreement is entered into as of September 7, 2001, by and between Rotary Power International, Inc., a Delaware corporation with its principal office at P.O. Box 128, Wood-Ridge, New Jersey 07075-0128 (the "Company"), and William T. Figart, an individual residing at 11 Derby Lane, Waldwick, New Jersey 07463 (the "Consultant").

ENGAGEMENT

     The Company hereby agrees to engage the Consultant, and the Consultant, in consideration of such engagement, hereby agrees to provide consulting services as further described in Section 3 below.

STATEMENT OF SERVICES

     3.1. Consultant agrees that during the term of this Agreement, and any renewal period thereof, he will provide consulting services to the Company in connection with marketing and sales plans, product plans (engine and options descriptions), sales forecasts, pricing strategies, field prototype and demonstration plans, sales presentations, customer marketing, sales and service contacts, and assist in obtaining funding from Government and/or Government related development agencies. The days in which the Consultant shall render the services shall be agreed upon in advance between the Consultant and the Company to the extent possible.

          In addition, Consultant will provide services to develop legislative initiatives, and related government marketing plans, on programs of interest to the Company and will provide legislative liaison and program management support as necessary to help carry out the programs of the Company.

          Notwithstanding anything in this Agreement to the contrary, the consulting services to be rendered by Consultant in accordance with this Agreement shall not include any consulting services in connection with the offer or sale of the Company's securities in a capital raising transaction and do not, and will not, directly or indirectly, promote or maintain a market for the Company's securities.

          Consultant will work with and take guidance and directions from the President of the Company.

     3.2. Service provided by Consultant shall be as an independent contractor.

The term of this Agreement shall be from the date of this Agreement to December 31, 2002.

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COMPENSATION

     4.1. In consideration of the consulting services performed hereunder, the Company agrees to pay Consultant at rate of $50.00 per hour during 2001 and $65.00 per hour during 2002.

     4.2. The Company agrees to reimburse Consultant for all actual business expenses as may be required in connection with the performance of services.

     4.3. The Consultant will submit invoices semimonthly for consulting services and expenses incurred. Expenses billed to the Company shall be accompanied by supporting documentation. The Company will make payment of these invoices from Consultant no later than 15 days from delivery of the invoice by the Consultant.

     4.4. The Company hereby acknowledges and agrees that (i) Consultant has heretofore rendered bona fide satisfactory consulting services to the Company, (ii) in accordance with invoices which Consultant has rendered to the Company for such services and which remain outstanding and unpaid as of the date hereof, the Company currently owes Consultant the amount of $17,200.20 for the services rendered during the months of June, July and August, 2000 to the Company, and (iii) the services heretofore rendered by Consultant were not in any way connected to or involved with the offer or sale of the Company's securities in a capital raising transaction and did not, directly or indirectly, promote or maintain a market for the Company's securities.

     4.5. In full and complete satisfaction of the amounts owed to Consultant and as partial consideration for Consultant entering into this Agreement, the Company will, as soon as possible after the date of this Agreement, issue and deliver 28,667 shares of the Company's common stock (the "Shares") to Consultant. The Shares, when issued, shall be registered under the Securities Act of 1933, as amended, pursuant to a registration statement filed by the Company with the Securities and Exchange Commission on Form S-8 (or, if Form S-8 is not then available, such other form of registration statement then available for the registration of the Shares). Any and all costs of filing such registration statement for the Shares shall be the responsibility of the Company.

     4.6. The Company and Consultant may at any time agree that the Company can issue shares of its common stock in satisfaction of any amounts that may hereafter become due and owing to the Consultant in accordance with this Agreement. The number of shares to be issued by the Company shall be agreed upon with Consultant in writing and any such shares, when issued, shall be registered under the Securities Act of 1933, as amended, pursuant to a registration statement filed by the Company with the Securities and Exchange Commission on Form S-8 (or, if Form S-8 is not then available, such other form of registration statement then available for the registration of such shares). Any and all costs of filing such registration statement for such shares shall be the responsibility of the Company.


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LIMITATIONS

     5.1. Nothing in this Agreement shall grant to either party the right to make commitments of any kind for or on behalf of the other party without prior written consent of the other party.

     5.2. Consultant represents that there is no conflict of interest between his performance in a consulting capacity under this Agreement and his relationship with other clients. If at any time in the future it is believed that there is a potential conflict of interest, Consultant will promptly so advise and the parties will mutually agree in writing on the resolution of this potential conflict.

     5.3. Either party may terminate this Agreement by giving ninety (90) days written notice of such termination.

NON-COMPETITION

     For the term of this Agreement, Consultant will not directly or indirectly, in any capacity, without prior written approval by the Company, engage in or render services (including, without limitation, research, development, marketing or sales) to, or have a financial interest in, any person, Consultant, corporation or other entity engaged in the rotary engine business.

EXEMPTION FROM COMPANY BENEFIT PLANS, POLICIES AND PROCEDURES

     The Consultant is not an employee of the Company and is, therefore, not entitled to coverage under any of the benefit plans of the Company except as agreed in writing by Consultant and the Company. The Consultant shall not be bound by the policies and procedures of the Company.

FACILITIES AND SUPPORT

     The Company shall provide Consultant with office space, equipment and support, including secretarial help, reasonably necessary to perform the tasks which are performed on the premises of the Company. The Consultant is responsible to provide facilities and equipment necessary outside the premises of the Company.

CONFIDENTIAL INFORMATION

     Consultant will not disclose any trade secrets or confidential information identified as such by the Company to any person, Consultant, corporation, association, or other entity for any reason or purpose whatsoever, nor shall Consultant make use of any such trade secrets or confidential information for his own purpose or for the benefit of any person, Consultant, corporation, or other entity, except as authorized in writing by the Company. Consultant agrees to deliver to the Company upon termination of this Agreement, or at any other time the Company may request, any proprietary or confidential material supplied to the Consultant during the term of this Agreement and which the Company has previously identified as such, relating to the business of the Company which he may then possess or have under his control. However, there shall be no restriction on disclosure or use of information which is publicly known other than as a result of a breach of this Agreement, or which becomes legally available at any time from a third party without restriction. Confidential information obtained while

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an employee of the Company shall be specifically covered by this clause.

PROPERTY OF COMPANY

     All ideas, inventions, discoveries, proprietary information, know-how, processes and other developments and, more specifically, improvements to existing inventions conceived by the Consultant that were developed in relation to performance of the Consultant's assignments for the Company, shall be the property of the Company. Consultant shall execute all documents, including patent applications and assignments, required by the Company to establish the Company's rights under this paragraph.

MISCELLANEOUS

     NOTICES: All notices pertaining to this Agreement shall be in writing and shall be transmitted either by personal hand delivery or through the facilities of the United States Postal Service, certified or registered mail, return receipt requested. The addresses set forth in the first paragraph of this Agreement for the respective parties shall be the places where notices shall be sent, unless written notice of a change of address is given. Notices shall be deemed to have been given at the time of delivery if transmission is by personal hand delivery or, if mail, forty-eight (48) hours after deposited in a regularly maintained receptacle of the United States Postal Service for mailing as aforesaid.

     CAPTION HEADINGS: Captions at the beginning of each numbered paragraph of this Agreement are solely for the convenience of the parties and shall not be deemed part of the context of this Agreement.

     ENTIRE AGREEMENT: This Agreement contains the entire Agreement between the parties hereto, and supersedes any written or oral agreement between the parties concerning the subject matter contained herein. There are no representations, agreements, arrangement or understandings, oral or written, between or among the parties hereto, relating to the subject matter contained in this Agreement, which are not fully expressed herein.

     AMENDMENT: This Agreement may only be amended by the written consent of both parties at the time of such amendment.

     GOVERNING LAW: The validity, interpretation, construction and performance of this Agreement shall be controlled by and construed under the laws of the State of New Jersey. In the event of any litigation arising out of any dispute in connection with this Agreement, the Company and Consultant hereby consent to the jurisdiction of the New Jersey courts.

     COUNTERPARTS: This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts, when taken together, shall constitute but one agreement.

     SEVERABILITY: In the event any provision of this Agreement is held to be invalid, void or unenforceable, the rest of the provisions shall, nonetheless, remain in full force and effect and shall in no way be affected, impaired or invalidated.

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RENEWAL

     The parties may renew this Agreement at any time by written instruments signed by the parties. It is anticipated that each such renewal shall be upon the same terms and conditions as herein provided, except for necessary changes in dates, scope of work, or total compensation.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



WILLIAM T. FIGART                           ROTARY POWER INTERNATIONAL, INC.


By: /s/ William T. Figart                   By:  /s/ Ronald G. McKeown
    ---------------------------                  ----------------------------
                                                 Name:  Ronald G. McKeown
                                                 Title: President and CEO